June 5, 2008
Exhibit 10.7
Warrington Management, L.P.
12377 Merit Drive — Suite 800
Dallas, Texas 75251-2296
Attention: Mr. Scott C. Kimple

Re:	Management Agreement Renewals
Dear Mr. Kimple:
We are writing with respect to your management agreements concerning the commodity pools to which reference is made below (the “Management Agreements”). We are extending the term of the Management Agreements through June 30, 2009 and all other provisions of the Management Agreements will remain unchanged.
•	Smith Barney Warrington Fund L.P.
Please acknowledge receipt of this modification by signing one copy of this letter and returning it to the attention of Ms. Jennifer Magro at the address above or fax to 212-793-1986. If you have any questions I can be reached at 212-559-5046.
Very truly yours,
CITIGROUP MANAGED FUTURES LLC

By:	/s/ Jennifer Magro

Jennifer Magro Chief Financial Officer & Director
WARRINGTON MGT., LP

By:	/s/ Scott Kimple

Print Name:	Scott Kimple

JM/sr